JONATHAN E. GAINES
                                                                  Vice President
[EQUITABLE LOGO]                                   and Associate General Counsel
                                                                  (212) 554-3169
                                                              Fax (212) 554-1266

                                                                  LAW DEPARTMENT

                                                          August 10, 1992

The Equitable Life Assurance
     Society of the United States
787 Seventh Avenue
New York, New York  10019

Dear Sirs:

      This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable") and Separate Account A of Equitable ("Separate Account A") of a Form N-4 Registration Statement of Equitable and Separate Account A under the Securities Act of 1933 (File No. 33-47949) and Amendment No. 32 to the Registration Statement of Separate Account A under the Investment Company Act of 1940 included with the same Form N-4. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account A.

      The Units are purchased with contributions received under a group variable annuity contract (the "Contract"). As described in the prospectus included in the Registration Statement ("Prospectus"), the Contract is designed to provide fixed and variable retirement benefits.

      I have examined all such corporate records of Equitable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

      1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

      2. Separate Account A was duly created pursuant to the provisions of the New York Insurance Law.

      3. The assets of Separate Account A are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate


           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                  787 SEVENTH AVENUE, NEW YORK, NEW YORK 10019

Account A must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable.

      4. The Contract provides that the portion of the assets of Separate Account A equal to the reserves and other contract liabilities with respect to Separate Account A shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account A in excess of such reserves and contract liabilities to the general account of Equitable.

      5. The Contract (including any Units duly credited thereunder) has been duly authorized and constitutes a validly issued and binding obligation of Equitable in accordance with its terms.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,

                                                          /s/ Jonathan E. Gaines
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